EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the reference to our firm under the caption “Experts” in the Registration Statement on Form S-3 to be filed on or about March 13, 2006 and related Prospectuses of TD Banknorth Inc. for an indeterminate amount of securities and to the incorporation by reference therein of our report dated February 28, 2006, with respect to the consolidated financial statements and schedules of TD Banknorth Inc., TD Banknorth Inc.’s management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of TD Banknorth Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2005, filed with the Securities and Exchange Commission.
/s/ Ernst & Young LLP
Boston, Massachusetts
March 13, 2006